Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-100490, 333-116549, 333-1117216, 333-123177, and 333-129054) and Form S-8 (Nos. 333-42626, 333-44854, 333-75666, 333-118839, and 333-130624) of Perficient, Inc. of our report dated January 9, 2004, with respect to the consolidated financial statements of Perficient, Inc. for the year ended December 31, 2003 included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Austin, Texas
March 29, 2006